Exhibit 99.2
SCHEDULE 1

Schedule 1 sets forth the executive officers of Bluescape Riley Holdings.
Name	Business Address	Present Principal Occupation	Citizenship
Jonathan A. Siegel	300 Crescent Court, STE. 1860, Dallas, TX 75201	Managing Director and Chief Financial Officer	United States
Tristan Yopp	300 Crescent Court, STE. 1860, Dallas, TX 75201	Vice President	United States

SCHEDULE 2

Schedule 2 sets forth the members of the Management Committee and the executive officers of Bluescape Resources.
Name	Business Address	Present Principal Occupation	Citizenship
C. John Wilder, Jr.	300 Crescent Court, STE. 1860, Dallas, TX 75201	Management Committee Member and Executive Chairman	United States
Karen L. Rios	300 Crescent Court, STE. 1860, Dallas, TX 75201	Management Committee Member and Corporate Secretary	United States
Janice E. Wallace	300 Crescent Court, STE. 1860, Dallas, TX 75201	Management Committee Member, Treasurer and Assistant Corporate Secretary	United States
Tristan Yopp	300 Crescent Court, STE. 1860, Dallas, TX 75201	Management Committee Member, Vice President, Chief Financial Officer and Chief Investment Officer	United States